                                                                    Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           COMMERCE BANCSHARES, INC.,

                            WEST POINTE BANCORP, INC.

                                       AND

                                CBI-KANSAS, INC.

                              DATED APRIL 13, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I THE MERGER.....................................................     2
   1.1  Effective Time of the Merger.....................................     2
   1.2  Closing..........................................................     2
   1.3  Effects of the Merger............................................     3
   1.4  Absence of Control...............................................     3
   1.5  Further Assurances...............................................     3
   1.6  The Bank Merger..................................................     4
   1.7  Tax Consequences.................................................     4

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND SUB;
   EXCHANGE OF CERTIFICATES..............................................     4
   2.1  Merger Consideration.............................................     4
   2.2  Conversion of Company Shares in the Merger.......................     4
   2.3  Cash Election....................................................     5
   2.4  Adjustments......................................................     6
   2.5  Effect of Merger on Sub Stock....................................     7
   2.6  No Further Ownership Rights in Company Common Stock..............     7
   2.7  Fractional Shares................................................     7
   2.8  Surrender of Shares of Company Common Stock......................     8
   2.9  Dissenters' Rights...............................................     8
   2.10 Stockholder Approval.............................................     8

ARTICLE III REPRESENTATIONS AND WARRANTIES...............................     9
   3.1  Representations and Warranties of Company........................     9
        (a) Organization, Standing and Power.............................     9
        (b) Capital Structure; Ownership of Company Common Stock.........    10
        (c) Authority; No Violation......................................    11
        (d) Financial Statements.........................................    13
        (e) Company Information Supplied.................................    13
        (f) Compliance with Applicable Laws..............................    14
        (g) Litigation...................................................    14
        (h) Taxes........................................................    14
        (i) Certain Agreements...........................................    16
        (j) Benefit Plans................................................    17
        (k) Subsidiaries.................................................    19
        (l) Agreements with Bank or Other Regulators.....................    19
        (m) Absence of Certain Changes or Events.........................    19
        (n) Undisclosed Liabilities......................................    20
        (o) Governmental Reports.........................................    20
        (p) Environmental Liability......................................    20
        (q) Properties...................................................    22
        (r) Brokers or Finders...........................................    23
        (s) Intellectual Property........................................    23
        (t) Insurance....................................................    23
        (u) Loans and Other Assets.......................................    24
        (v) Labor Matters................................................    25

        (w) Internal Controls and Records................................    25
        (x) SEC Reports..................................................    25
   3.2  Representations and Warranties of Commerce.......................    25
        (a) Organization and Authority...................................    25
        (b) Valid and Binding Agreement; No Violation....................    26
        (c) Capital Stock of Commerce....................................    26
        (d) Financial Statements.........................................    27
        (e) SEC Reports..................................................    27
        (f) Status of Commerce Common Stock to be Issued.................    27
        (g) Governmental Regulation......................................    27
        (h) Litigation...................................................    27
        (i) Taxes........................................................    28
        (j) Defaults.....................................................    28
        (k) Information Supplied.........................................    28

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.....................    28
   4.1  Covenants of Company.............................................    28
   4.2  Cooperation With Commerce........................................    32
   4.3  Covenants of Commerce and Sub....................................    33
        (a) Regulatory Approvals.........................................    33
        (b) Information..................................................    33
        (c) Employee Benefits............................................    33
   4.4  Tax-Free Reorganization Treatment................................    33

ARTICLE V ADDITIONAL AGREEMENTS..........................................    34
   5.1  Regulatory Matters...............................................    34
        (a) Registration Statement and Proxy Statement...................    34
        (b) State Securities Laws........................................    34
        (c) Indemnification..............................................    35
        (d) Governmental Entity Communications...........................    35
   5.2  Stockholders' Meetings...........................................    35
   5.3  Legal Conditions.................................................    35
   5.4  Plan Termination.................................................    36
   5.5  Additional Agreements............................................    36
   5.6  Fees and Expenses................................................    36
   5.7  Cooperation......................................................    36
   5.8  Advice of Changes................................................    36
   5.9  Dissenters' Rights...............................................    37
   5.10 Acquisition Transactions.........................................    37
   5.11 Indemnification; Directors' and Officers' Insurance..............    37
   5.12 Retention of Earnings............................................    38
   5.13 Certain Financial Statement Adjustments..........................    38
   5.14 Form S-3 Registration Statement..................................    38

ARTICLE VI CONDITIONS PRECEDENT..........................................    38
   6.1  Conditions to Each Party's Obligation............................    38
        (a) Stockholder Approval.........................................    38
        (b) Other Approvals..............................................    38
        (c) No Injunctions or Restraints.................................    39

        (d) Registration Statement.......................................    39
   6.2  Conditions to Obligations of Commerce and Sub....................    39
        (a) Representations and Warranties...............................    39
        (b) Performance of Obligations...................................    39
        (c) Corporate Action.............................................    39
        (d) Material Adverse Effect......................................    39
        (e) Closing Documents............................................    40
        (f) Financial Measures...........................................    40
        (g) Tax Representations..........................................    40
        (h) Dissenting Stockholders......................................    40
        (i) Tax Opinion..................................................    40
        (j) Cancellation of Unexercised Options..........................    40
        (k) Opinion of Counsel...........................................    40
        (l) Non-Competition Agreements...................................    40
        (m) 409A Compliance..............................................    40
        (n) Insurable Interest Opinion...................................    41
        (o) Consents of Insured Employees................................    41
   6.3  Conditions to Obligations of Company.............................    41
        (a) Representations and Warranties...............................    41
        (b) Performance of Obligations...................................    41
        (c) Corporate Action.............................................    41
        (d) Tax Opinion..................................................    41
        (e) Material Adverse Effect......................................    41
        (f) Closing Documents............................................    42
        (g) Fairness Opinion.............................................    42
        (h) Opinion of Counsel...........................................    42

ARTICLE VII TERMINATION AND AMENDMENT....................................    42
   7.1  Termination......................................................    42
   7.2  Effect of Termination............................................    44
   7.3  Amendment........................................................    44
   7.4  Extension; Waiver................................................    44

ARTICLE VIII GENERAL PROVISIONS..........................................    44
   8.1  Survival of Representations, Warranties and Covenants............    44
   8.2  Notices..........................................................    45
   8.3  Interpretation...................................................    46
   8.4  Counterparts.....................................................    46
   8.5  Entire Agreement; No Third Party Beneficiaries; Rights of
           Ownership.....................................................    46
   8.6  Governing Law....................................................    47
   8.7  Severability.....................................................    47
   8.8  Assignment.......................................................    47
   8.9  Publicity........................................................    47

EXHIBIT 5.14 AFFILIATES OF WEST POINTE BANCORP, INC.
EXHIBIT 6.2(k) OPINION OF COUNSEL - WEST POINTE BANCORP, INC.
EXHIBIT 6.3(h) OPINION OF COUNSEL - FOR COMMERCE

                             INDEX OF DEFINED TERMS

TERM                                                      PAGE       SECTION
----                                                      ----       -------
Acquisition Transactions...............................    36,   5.10
Affiliate..............................................    9,    3.1(a)(vi)
affiliates.............................................    37,   5.14
Agreement..............................................    1,    Intro Paragraph
Articles of Merger.....................................    1,    1.1
ASTM...................................................    20,   3.1(p)(D)(v)
Bank...................................................    3,    1.6
Bank Commerce Stock....................................    10,   3.1(b)(ii)
Bank Merger............................................    3,    1.6
Bank Regulators........................................    13,   3.1(f)
BHC Act................................................    8,    3.1(a)
Business Day...........................................    2,    1.2
Certificate of Merger..................................    1,    1.1
Closing................................................    1,    1.2
Closing Date...........................................    1,    1.2
Commerce...............................................    1,    Intro Paragraph
Commerce Common Stock..................................    4,    2.2(b)(i)
Commerce Stock Price...................................    3,    2.1(d)
Company................................................    1,    Intro Paragraph
Company Common Stock...................................    4,    2.1(c)
Company Consolidated Financial Statements..............    12,   3.1(d)
Company Disclosure Schedule............................    10,   3.1(b)(iii)
Company Dissenting Shares..............................    7,    2.9
Company Intellectual Property..........................    22,   3.1(s)
Company Permits........................................    13,   3.1(f)
Company Stockholder Approval...........................    11,   3.1(c)
Company Stockholders' Meeting..........................    13,   3.1(e)
Confidentiality Agreement..............................    31,   4.2(a)
control................................................    32,   4.4(b)
Effective Time.........................................    1,    1.1
Election Date..........................................    4,    2.3(c)
Employee Plans.........................................    16,   3.1(j)
Environmental Audit....................................    20,   3.1(p)(D)(v)
Environmental Law......................................    21,   3.1(p)(D)(vi)
Environmental Liability................................    20,   3.1(p)(D)(v)
ERISA..................................................    16,   3.1(j)
Exchange Agent.........................................    7,    2.8
FDIC...................................................    8,    3.1(a)
Federal Reserve........................................    12,   3.2(b)(i)
Form of Election.......................................    4,    2.3(b)
GAAP...................................................    12,   3.1(d)
Governmental Entity....................................    11,   3.2(b)(i)
Hazardous Substances...................................    21,   3.1(p)(D)(vi)
IBCA...................................................    1,    1.1

include................................................    45,   8.3
includes...............................................    45,   8.3
including..............................................    45,   8.3
KGCC...................................................    1,    1.1
knowledge..............................................    9,    3.1(a)(v)
Litigation.............................................    13,   3.1(g)
Loss...................................................    23,   3.1(v)(i)
made available.........................................    45,   8.3
material...............................................    8,    3.1(a)(ii)
Material Adverse Effect................................    9,    3.1(a)(iii)
Maximum Premium Amount.................................    37,   5.11(b)
Merger.................................................    1,    Intro Paragraph
OREO...................................................    23,   3.1(v)(i)
person.................................................    9,    3.1(a)(vii)
plan of reorganization.................................    3,    1.7
Primary Commerce Stock Consideration...................    3,    2.1(c)
Properties.............................................    20,   3.1(p)(D)(v)
Proxy Statement........................................    33,   5.1(a)
Real Property..........................................    21,   3.1(p)(D)(vi)
Registration Statement.................................    33,   5.1(a)
Requested Adjustments..................................    37,   5.13
Requisite Regulatory Approvals.........................    38,   6.1(b)
SEC....................................................    12,   3.2(b)(i)
Securities Act.........................................    12,   3.1(e)
Signing Shares.........................................    9,    3.1(b)(i)
Sub....................................................    1,    Intro Paragraph
Subsidiary.............................................    8,    3.1(a)(i)
Surviving Corporation..................................    2,    1.3(c)
Tax....................................................    14,   3.1(h)
Tax Returns............................................    14,   3.1(h)
Taxes..................................................    14,   3.1(h)
to the best knowledge of...............................    9,    3.1(a)(v)
Transaction Agreements.................................    9,    3.1(a)(iv)

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 13, 2006 among COMMERCE BANCSHARES, INC., a Missouri corporation ("Commerce"), CBI-KANSAS, INC., a Kansas corporation ("Sub") and WEST POINTE BANCORP, INC., an Illinois corporation ("Company").

     WHEREAS, the Executive Committee of the Board of Directors of Commerce and the Board of Directors of Sub have approved this Agreement, declared it advisable and deem it advisable and in the best interests of their respective stockholders to consummate the transactions provided for herein in which, inter alia, Commerce and Company become affiliated through the merger of Company with and into Sub (the "Merger");

     WHEREAS, the Board of Directors of Company has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the stockholders of Company to consummate the Merger;

     WHEREAS, the Boards of Directors of Commerce, Sub and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge the appropriate certificates of merger that shall be filed with the Kansas Secretary of State (the "Certificate of Merger") and the Articles of Merger that shall be filed with the Illinois Secretary of State (the "Articles of Merger") on the first Business Day following the Closing Date, all in accordance with the Kansas General Corporation Code ("KGCC") and the Illinois Business Corporation Law of 1983 ("IBCA"), respectively. The Merger shall become effective on the first day of the first calendar month following the Closing Date (the "Effective Time").

     1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Kansas City time, on a day occurring not less than two (2) and not more than four (4) Business Days before the Effective Time and not later than thirty (30) days after the date on which the last of any condition precedent contained herein is waived or fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) Business Days prior to such Closing Date or on such other date as Company, Commerce and Sub shall mutually agree (the "Closing Date"). It is expected that the Closing will be held by exchange of facsimile closing documents. In the event either Commerce or Company determines in its sole judgment that a closing should be held with the parties physically in each other's presence, such Closing shall be held at the offices of Blackwell Sanders Peper Martin LLP, 720 Olive Street, St. Louis, Missouri or at such other location as is agreed to in writing by the parties hereto. As used in this Agreement, "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Missouri.

     1.3 EFFECTS OF THE MERGER.

          (a) At the Effective Time (i) Company shall be merged with and into Sub and the separate corporate existence of Company shall cease, (ii) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (v) the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) Subject to Illinois law, at the Effective Time, (i) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (ii) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of Company shall be preserved unimpaired; (iv) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

          (c) As used in this Agreement, "Surviving Corporation" shall mean Sub, at and after the Effective Time, as the surviving corporation in the Merger.

          (d) At and after the Effective Time, the Merger will have the effects set forth in the IBCA and the KGCC.

     1.4 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Sub nor Company by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

     1.5 FURTHER ASSURANCES. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

     1.6 THE BANK MERGER. The parties understand and agree that it is the intention of Commerce and Sub, simultaneously with the Merger, to merge Company's Subsidiary, West Pointe Bank And Trust Company ("Bank") with Commerce Bank, N.A., a direct wholly owned subsidiary of Sub (the "Bank Merger"). Company agrees to cooperate with Commerce and Sub and take all reasonable steps in order to effectuate the Bank Merger. All out of pocket expenses incurred by Company and Bank in consummating the Bank Merger, shall be paid by Sub.

     1.7 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code") and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(a) of the Code.

                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND SUB;
                            EXCHANGE OF CERTIFICATES

     2.1 MERGER CONSIDERATION. Subject to the provisions of this Agreement, the consideration for the Merger shall be:

          (a) Up to One Million Six Hundred Seventy-Eight Thousand Seven Hundred Seventy-Two (1,678,772) and no fewer than One Million Ninety-Nine Thousand Three Hundred Eighty-Four (1,099,384) shares of Commerce Common Stock (as defined in
Section 2.2(b)(i)), as determined pursuant to Section 2.1(c); and

          (b) Up to Twenty Million Two Hundred Twenty-Five Thousand Dollars ($20,225,000).

          (c) "Primary Commerce Stock Consideration" shall be the smallest number of whole shares of Commerce Common Stock such that the product of the Commerce Common Stock Price (rounded to four decimal places) and the Primary Commerce Stock Consideration is no less than Eighty Million Nine Hundred Thousand Dollars ($80,900,000), provided that the Commerce Stock Consideration shall in no event exceed One Million Six Hundred Seventy-Eight Thousand Seven Hundred Seventy-Two (1,678,772) shares of Commerce Common Stock.

          (d) "Commerce Stock Price" of Commerce Common Stock shall be the average of the daily closing price per share of Commerce Common Stock on The Nasdaq Stock Market, Inc. National Market System (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Commerce) for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Closing Date. The Commerce Stock Price shall be equitably adjusted to account for any intervening stock splits, stock dividends, combinations or exchanges pertaining to or effecting the Commerce Stock.

     2.2 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, shares of common stock, $1.00 par value per share, of the Company ("Company Common Stock") shall be converted as follows:

          (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of Company, if any, or owned by Commerce, Sub or any subsidiary of the Company or Commerce (other than as a trustee, fiduciary, nominee or in a similar capacity), shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash, securities or other consideration shall be delivered in exchange therefor.

          (b) Subject to Section 2.9, the remaining issued and outstanding shares of Company Common Stock shall be converted as follows:

               (i) Except where a stockholder has made an election pursuant to
Section 2.3 or exercises dissenters' rights pursuant to Section 2.9, each outstanding share of Company Common Stock will be converted into that number of shares of common stock, $5.00 par value per share ("Commerce Common Stock"), of Commerce Common Stock equal to the quotient of the Primary Commerce Stock Consideration and the total number of outstanding shares of Company Common Stock subject to conversion pursuant to Section 2.2(b).

               (ii) Each outstanding share of Company Common Stock which under the terms of Section 2.3 is to be converted into a right to receive cash shall be converted into the right to receive cash equal to the quotient of the amount specified in Section 2.1(b) and twenty-five percent (25%) of the total number of outstanding shares of Company Common Stock subject to conversion pursuant to this Section 2.2(b).

     2.3 CASH ELECTION. Each holder of Company Common Stock (other than holders of Company Common Stock to be canceled as set forth in Section 2.2(a)) shall have the right to submit a request specifying the number of shares of Company Common Stock which such holder desires to have converted into the right to receive cash in the Merger in accordance with the following procedure:

          (a) Commerce shall authorize the Exchange Agent appointed pursuant to
Section 2.8 to receive Elections hereunder pursuant to an agreement or agreements reasonably satisfactory to Commerce.

          (b) Commerce and Company shall jointly prepare a form (the "Form of Election") pursuant to which each holder of Company Common Stock may make an Election. If a shareholder fails to specify on his Form of Election the number of shares to be converted to cash, he shall be deemed to have made no election.

          (c) At least thirty-five days prior to the "Election Date," Commerce shall mail the Form of Election to all Company stockholders of record on the record date for the meeting of holders of Company Common Stock referred to in
Section 5.2. As used herein, "Election Date" means a date announced by Commerce, in a mailing by Commerce to Company stockholders (which mailing may be, but need not be, the same mailing that contains the Form of Election), as the last day on which Forms of Election will be accepted, provided, however, that such day shall be a business day no earlier than five days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least thirty-five days following the date of such mailing. Commerce shall have the right to set a later date as the Election Date from time to time so long as such later date complies with the requirements set out in the preceding sentence.

     Company will use its best efforts to make the Form of Election (accompanied by the Proxy Statement provided for in Section 5.2) and the prospectus contained in the Registration Statement (as defined in Section 5.1(a)) available to all persons who become Company stockholders of record during the period between the record date for the meeting of holders of Company Common Stock referred to in
Section 5.2 and the business date immediately prior to the Election Date (as hereinafter defined).

          (d) Any Election shall have been properly made only if the Exchange Agent at its office designated in the Form of Election shall have received by 5:00 p.m., local time in the city in which such office is located, on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Any Election relating to shares of Company Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the value of his Company Common Stock in accordance with the provisions of Section 2.9 shall be deemed to have been automatically revoked as of the Election Date.

          (e) Any holder of Company Common Stock may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election.

          (f) Any holder of Company Common Stock may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date.

          (g) Commerce shall have the right to make reasonable administrative decisions not inconsistent with the terms of this Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 2.3, the issuance and delivery of certificates of Commerce Common Stock into which Company Common Stock is converted in the Merger, the payment for shares of Company Common Stock converted into the right to receive cash in the Merger and the handling of cases of lost, stolen or destroyed certificates of Company Common Stock. All such rules and determinations thereunder shall be final and binding on all holders of shares of Company Common Stock.

     2.4 ADJUSTMENTS.

          (a) Cash payable pursuant to elections under Section 2.3 shall in no way exceed the amount specified in Section 2.1(b). If elections pursuant to
Section 2.3 would
otherwise require the payment of more than the amount specified in Section 2.1(b), each share of Company Common Stock for which such an election is made shall be entitled to receive cash and Commerce Common Stock as follows:

               (i) Each share of Company Common Stock covered by an election governed by this Section 2.4(a) shall be converted into an amount of cash equal to the quotient of the amount specified in Section 2.1(b) and the total number of shares governed by this Section 2.4(a), plus the number of Company Dissenting Shares (as defined in Section 2.9).

               (ii) Each share of Company Common Stock covered by an election governed by this Section 2.4(a) shall also be converted into a number of shares of Commerce Common Stock equal to the number specified in Section 2.2(b)(i) multiplied by the fraction described in the following sentence. The fraction applicable to this Section 2.4(a)(ii) shall equal the excess of one (1) over a fraction of which the numerator is the number of shares of Company Common Stock covered by cash elections pursuant to Section 2.3(a) plus the number of Company Dissenting Shares and the denominator of which is the total number of outstanding shares of Company Common Stock subject to conversion pursuant to
Section 2.1(b).

          (b) The total number of shares of Commerce Common Stock to be used as Merger consideration under Section 2.1 shall be equal to the Primary Commerce Stock Consideration reduced by the quotient of (i) the sum of the cash payable pursuant to elections under Section 2.3 and with respect to the number of Company Dissenting Shares, and (ii) the Commerce Stock Price, determined pursuant to Section 2.1(d).

     2.5 EFFECT OF MERGER ON SUB STOCK. At the Effective Time of the Merger, each share of common stock, $1.00 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.

     2.6 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Commerce Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of Company Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to Commerce for any reason, they shall be canceled and, if applicable, exchanged as provided in this ARTICLE II.

     2.7 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Commerce Common Stock and no certificates or scrip therefor or other evidence of ownership thereof shall be issued to holders of shares of Company Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of Commerce Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive from the Exchange Agent (as defined below), at the time of surrender of the certificates representing such holder's Company Common Stock, an amount in cash equal to the product of such fraction and the average of ten (10) closing sale prices of Commerce Common

Stock as reported by the Nasdaq Stock Market on each of the ten (10) consecutive trading days preceding the fifth trading day prior to the Closing Date. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

     2.8 SURRENDER OF SHARES OF COMPANY COMMON STOCK. Prior to the Effective Time, Commerce and Sub shall appoint Commerce Bank, N.A. or its successor, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Commerce Common Stock which are to be issued pursuant to Section
2.1. Commerce, on behalf of Sub, shall make available to Exchange Agent, at and after the Effective Time such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section
2.1 hereof. As soon as practicable after the Closing Date, Commerce on behalf of Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

     2.9 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders that have not voted such shares in favor of the Merger and have delivered a written demand for the payment of such shares in the manner provided in the laws of the State of Illinois (such shares, the "Company Dissenting Shares") shall not be converted into or represent the right to receive Commerce Common Stock as provided in Section 2.1 and the holders thereof shall only be entitled to such rights as are granted by Section 11.70 of the IBCA. Each holder of Company Dissenting Shares that becomes entitled to payment for such shares pursuant to
Section 11.70 of the IBCA shall receive payment therefor from the Surviving Corporation in accordance with the IBCA; provided, however, that if any such holder of Company Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such holder's or holders' (as the case may be) shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the shares of Commerce Common Stock and cash as provided in Section 2.1 hereof. The Company shall give Commerce prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Commerce shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Commerce, make any payment with respect to, or settle or offer to settle, any such demands.

     2.10 STOCKHOLDER APPROVAL. Company agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-laws of Company and in accordance with Section 5.2 hereof. A stockholders' meeting of the Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 5.1(a) hereof). Company and its Board of Directors shall recommend, subject to the exercise of their fiduciary responsibilities and
Section 5.2, that the stockholders of the

Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. Company hereby represents and warrants to Commerce and Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Illinois Bank Holding Company Act of 1957. Company has one bank subsidiary, Bank; Bank is a wholly owned Subsidiary of Company and is a bank organized under the laws of the State of Illinois. The deposit accounts of Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Company and each of its Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Company. The Articles of Incorporation and By-laws of each of Company, and each Subsidiary of Company, copies of which were previously made available to Commerce, are true, complete and correct. The minute books of Company and its Subsidiaries which have been made available to Commerce contain a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and stockholders.

     As used in this Agreement,

               (i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries,

               (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or, to the knowledge of such entity, any prospects of such entity and its Subsidiaries taken as a whole,

               (iii) the term "Material Adverse Effect" means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or, to the knowledge of such entity, any prospects of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to any action or omission by Company, Commerce, Sub or any Subsidiary of any of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby), or (B) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis, but does not include (t) any action or omission by Company, Commerce, Sub or any Subsidiary of any of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby,
(u) general economic, regulatory or political conditions (including the outbreak or continuation of war, armed conflict or other hostilities), (v) changes in interest rates and foreign currency exchange rates, (w) circumstances that affect the industries in which the Company operates generally, (x) changes in law, in GAAP or in any interpretation thereof, (y) the announcement or pendency of the transactions provided for in this Agreement, or (z) the disclosure of the fact that Commerce or Sub is the prospective acquirer of Company.

               (iv) the term "Transaction Agreements" shall mean this Agreement, the Stock Option Agreement, the Certificate of Merger to be filed pursuant to the KGCC and the Articles of Merger to be filed pursuant to the IBCA,

               (v) the term "knowledge" or "to the best knowledge of" a party hereto means the actual knowledge of a director or executive officer of a party and, as it relates to an executive officer, after reasonable inquiry,

               (vi) the term "Affiliate" means, as to any person, a person which controls, is controlled by or is under common control with such person, and

               (vii) the term "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (b) CAPITAL STRUCTURE; OWNERSHIP OF COMPANY COMMON STOCK.

               (i) The authorized capital stock of Company consists of (a) 10,000,000 shares of Company Common Stock, par value $1.00 per share, of which as of the date of this Agreement, 1,029,808 shares of Company Common Stock (the "Signing Shares) are outstanding, and (b) 50,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. As of the Closing Date, no more than an amount equal to the Signing Shares, plus the number of shares of the Company Common Stock issuable upon exercise of the Company's options as of the date hereof, plus the number of shares issued by the Company under the Company's Amended and Restated Dividend Reinvestment Plan, plus the number of shares issued by the Company under the Company's 401(k) plan will be outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. As of the Closing

Date, all outstanding shares of Company Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable and not subject to preemptive rights.

               (ii) The authorized capital stock of Bank consists of 350,000 shares of Bank common stock, $8.00 par value per share, of which 350,000 shares are outstanding (the "Bank Common Stock"). All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The Company owns all of the issued and outstanding shares of its Subsidiaries free and clear of all liens, encumbrances, equities or claims.

               (iii) Except for this Agreement and except as set forth in
Section 3.1(b)(iii) of the disclosure schedule of Company delivered to Commerce and Sub on the date hereof (the "Company Disclosure Schedule"), (A) there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating Company or any of its Subsidiaries, including Bank, or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of Company or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of Company or any of its Subsidiaries (or any interest therein). Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Schedule, there is no agreement of any kind to which Company or Bank is a party and, to the knowledge of Company, no other agreement of any kind, in each case that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of, or (y) otherwise with respect to the affairs of, Company or any of its Subsidiaries.

               (iv) Neither Company nor any of its Subsidiaries or, to the best knowledge of Company, its Affiliates, beneficially owns, directly or indirectly, any shares of capital stock of Commerce or Sub, securities of Commerce or Sub convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is Company or any of such Subsidiaries or Affiliates a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Commerce or Sub or any such other securities, options, warrants or other rights.

               (v) No shares of Company Common Stock are held directly or indirectly by Company or its Subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity and, to the knowledge of the Company, no shares of Company Common Stock are held by Company or its Subsidiaries in respect of a debt previously contracted.

          (c) AUTHORITY; NO VIOLATION. Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, other than the approval of this Agreement and the Merger by the holders of two thirds of the outstanding shares of Company Common Stock entitled to vote (the "Company Stockholder Approval"). This Agreement and the other Transaction Agreements have been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Commerce and Sub) constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (i) The Company Stockholder Approval is the only vote of any class or series of Company capital stock necessary to approve this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

               (ii) Except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule, subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (x) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries (or any of their respective properties) is subject, except where any such breach, violation or default would not have a Material Adverse Effect,
(y) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or any Subsidiary of Company, or (z) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Company is a party, or to which any of its respective properties or assets may be bound or affected, except where any such breach, violation or default would not have a Material Adverse Effect.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Company of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Company or on the ability of Company to perform its obligations hereunder or thereunder on a timely basis, or on Commerce's or Sub's ability to own, possess or exercise the rights of an owner with respect to the business and assets of Company and its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and approval of same,

(B) the filing by Commerce with the Securities and Exchange Commission (the "SEC") of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC and the Illinois Department of Financial and Professional Regulation, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Illinois of the Articles of Merger.

          (d) FINANCIAL STATEMENTS. Company has previously delivered to Commerce and Sub copies of the consolidated statements of financial condition of Company and its Subsidiaries, as of December 31, 2005 for the fiscal years 2004 and 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the fiscal years 2004 through 2005, inclusive, in each case accompanied by the report of Crowe Chizek and Company LLC, independent auditors with respect to Company (the consolidated financial statements of Company and its Subsidiaries referred to in this clause being hereinafter sometimes referred to as the "Company Consolidated Financial Statements"). The Company Consolidated Financial Statements fairly present, in all material respects, the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company Consolidated Financial Statements have been prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the books and records of Company and its Subsidiaries have been, and are being, maintained where required in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions. To the knowledge of the Company, Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business. From December 31, 2005 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Company's Subsidiaries, or in the relationship of Company and its Subsidiaries, or to the knowledge of the Company, with respect to its employees, creditors, suppliers, customers or others with whom it has business relationships to the extent such change would result in a Material Adverse Effect.

          (e) COMPANY INFORMATION SUPPLIED. None of the information supplied by Company for inclusion or incorporation by reference in the (i) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder (the "Securities Act"), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as defined in Section 5.1(a)) relating to the meeting of the stockholders of Company (the "Company Stockholders' Meeting") at which the Company Stockholder Approval will be sought) will not, at the date of mailing to stockholders of Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

          (f) COMPLIANCE WITH APPLICABLE LAWS. Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, approvals, franchises and rights of all Governmental Entities necessary for the lawful operation of the businesses of Company and its Subsidiaries (the "Company Permits"). Company and its Subsidiaries are in compliance and have complied with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Company. The businesses of Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Company. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), no investigation by any Governmental Entity with respect to Company or any of its Subsidiaries is, to the knowledge of Company, pending or threatened, and no proceedings by any Bank Regulator are, to the knowledge of Company, pending or threatened which seek to revoke or materially limit any of the Company Permits. Except as set forth in Section 3.1(f) of the Company Disclosure Schedule, Company and its Subsidiaries do not offer or sell insurance and/or securities products, including but not limited to annuity products, for their own account or the account of others.

          (g) LITIGATION. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, to the knowledge of Company, there is no suit, action, proceeding, arbitration or investigation ("Litigation") pending to which Company or any Subsidiary of Company is a party or by which any of such persons or their respective assets may be bound or, to the knowledge of Company, threatened against or affecting Company or any Subsidiary of Company, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Company or on the ability of Company to perform its obligations under this Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company.

          (h) TAXES. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and each of its Subsidiaries has timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and
(c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, to the knowledge of Company: (i) there are no liens with respect to Taxes (other than current Taxes not yet due and payable) upon any of the assets or properties of Company and its Subsidiaries, (ii) no material issue relating to Taxes of Company and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority applicable to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) to the knowledge of Company, Company and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation paid to independent contractors, creditors, stockholders or other third parties) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations and have complied with the applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar state and local information reporting requirements, (iv) as of the Closing Date, none of Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the income taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by Company or any of its Subsidiaries covering any person that, individually, collectively, or together with this Agreement, could give rise to the payment of any material amount that would not be deductible by Company or any of its Subsidiaries by reason of section 280G of the Code, (vi) neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, (vii) none of Company nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) to the knowledge of Company, has any liability for the income taxes of any person (other than the members of such current group) under Treasury Regulation section 1.1502-6(a) (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (viii) neither Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time for assessment in respect of Taxes, (ix) neither Company nor any of its Subsidiaries has entered into any closing or other agreement with any taxing authority which affects any taxable year of Company or its Subsidiaries, (x) neither Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change since December 31, 2004, and (xi) neither the Company nor any of its Subsidiaries has a consent in effect under Section 341(f) of the Code.

          (i) CERTAIN AGREEMENTS. Section 3.1(i) of the Company Disclosure Schedule sets forth a listing of all of the following material contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which Company or any of its Subsidiaries is a party or by or to which Company or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $50,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of Company or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where Company or any of its Subsidiaries is a lessor) of any assets or properties in excess of $50,000 individually or $100,000 in the aggregate (other than in the ordinary course of business) or for the grant to any person (other than to Company or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by Company or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which Company or any of its-Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring Company or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by Company or any of its Subsidiaries, or the direct or indirect guaranty by Company or any of its Subsidiaries of any obligation for, or an agreement by Company or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Company or any of its Subsidiaries in respect of indebtedness of any other person (other than in the ordinary course), and (ix) any other material contract or other agreement whether or not made in the ordinary course of business. There have been delivered or made available to Commerce true and complete copies of all of the written contracts and other agreements set forth in Section 3.1(i) of the Company Disclosure Schedule and in any other Section of the Company Disclosure Schedule. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of Company or its Subsidiaries, as the case may be, and to the best knowledge of Company, each other party thereto, enforceable in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Neither Company nor any Subsidiary of Company has received any written, or, to the knowledge of the Company, any oral, notice of termination or intention to terminate from any other party to such contract or agreement. None of Company or any of its Subsidiaries or (to the best knowledge of Company) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or would have, individually or in the aggregate, a Material Adverse Effect on Company.

          (j) BENEFIT PLANS. Section 3.1(j) of the Company Disclosure Schedule lists all the employee benefit plans (as defined in Sections (3)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, 401(k), deferred compensation, stock compensation, stock purchase, retirement, medical, dental, post-termination benefits (including, but not limited to, medical or dental or life insurance), legal, disability and similar plans or arrangements or practices relating to employees of the Company ("Employees") or former Employees which Company or its Subsidiaries has established or maintained, or to which Company or its Subsidiaries have contributed or have had any obligation to contribute at any time during the five-year period ending on the date hereof (the "Employee Plans"). Copies of (i) each Employee Plan, (ii) the most recent summary plan description for each Employee Plan if any such description was required, (iii) the most recent Form 5500s, (iv) the most recent audited financial reports, (v) any related trust agreements and all amendments thereto,
(vi) the most recent Internal Revenue Service determination letter for each Plan intended to be qualified under Section 401(a) of the Code, and (vii) all other required reports and supporting schedules filed with any governmental agency in respect of the Employee Plans for the most recent three years have been delivered and/or made available to Commerce.

Except as set out in Schedule 3.1 (j):

               (i) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all Laws applicable to the Employee Plans, including without limitation, ERISA, and each Employee Plan which is intended to be qualified under Section 401 (a) of the Code satisfies the requirements for such qualification.

               (ii) All obligations due prior to Closing regarding the Employee Plans have been satisfied and there are no outstanding defaults or violation of any requirement by any party to any Employee Plan and no Taxes, penalties or fees due prior to Closing are owing under or with respect to any of the Employee Plans. Company and its Subsidiaries (each with respect to the Employee Plans), as well as the Employee Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for payment of benefits in the ordinary course.

               (iii) All contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Employee Plan have been made in a timely fashion in accordance with ERISA and the terms of the Employee Plans.

               (iv) Neither the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

               (v) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to an Employee Plan or any trust created thereunder for which an exemption does not exist.

               (vi) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim.

               (vii) All filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all notices and disclosures to participants in the Employee Plans required by ERISA or the Code have been timely provided.

               (viii) Neither the Company nor any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code, has ever established, maintained or contributed to, or otherwise participated in, any multiemployer plan as defined in Section 3(37)(A) of Title I of ERISA and/or any pension plan as described in Section 3(2) of Title I of ERISA which is subject to Title IV of ERISA.

               (ix) None of the Employee Plans provides medical or other welfare benefits not determinable in advance to Employees who have terminated employment with the Company or to the beneficiaries or dependents of such Employees, other than benefits required to be furnished under Part 6 of Title I of ERISA and/or
Section 4980B of the Code.

               (x) No changes to any Employee Plan have been promised and no amendments or changes to an Employee Plan will be made or promised before the Effective Time, except as otherwise permitted by this Agreement.

               (xi) To Company's knowledge as sponsor of the Employee Plans, the Employee Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401,501, and 4975 of the Code. For purposes of this Section 3.1(j), noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Employee Plans or of Company or its Subsidiaries, either as of the Effective Time or upon discovery of the noncompliance.

               (xii) All assets of any trust related to a Company retirement plan may be readily liquidated within the trust five (5) business days without incurring any penalty or cost in excess of $20,000, other than ordinary sales commission expenses.

               (xiii) Each Employee Plan may be terminated by action of the Company or its designee.

          (k) SUBSIDIARIES. Section 3.1(k) of the Company Disclosure Schedule lists all the Subsidiaries of Company. Except as listed on Section 3.1(k) of the Company Disclosure Schedule, Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by Company or by another of its Subsidiaries are fully paid and nonassessable and are owned by Company or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Neither Company nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of Company, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).

          (l) AGREEMENTS WITH BANK OR OTHER REGULATORS. Except as set forth in
Section 3.1(1) of the Company Disclosure Schedule, neither Company nor any Subsidiary of Company is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by Company or its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, community reinvestment, loan underwriting or documentation or management, nor has Company or any such Subsidiary been advised in writing, or to the knowledge of the Company, orally, by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 3.1(m) of the Company Disclosure Schedule, since December 31, 2005 (i) there has not been any change, or, to the knowledge of Company, any event involving a prospective change, in the business, financial condition or results of operations or, to the knowledge of Company, prospects of Company or any of its Subsidiaries or in the relationship of Company or its Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships, which has had, or would be reasonably likely to have, a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Company nor any of its Subsidiaries has taken any action or entered into any transaction, and, to the knowledge of Company, no event has occurred, that would have required Commerce or Sub's consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Company or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing, (iii) there have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed by Section 4.1 of this Agreement occurred or been taken, and (iv) Company and its Subsidiaries have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increases in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.

          (n) UNDISCLOSED LIABILITIES. Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, and except (i) for those liabilities or obligations that are fully reflected or reserved against in the condensed consolidated statement of financial condition at December 31, 2005 of Company referred to in Section 3.1(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 and which are not material to Company and its Subsidiaries taken as a whole, neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due). No agreement pursuant to which any loans or other assets have been or will be sold by Company or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Company or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Company or its Subsidiaries.

          (o) GOVERNMENTAL REPORTS. Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of Company and its Subsidiaries, to the knowledge of Company no Governmental Entity has initiated any proceeding or investigation into the business or operations of Company or any of its Subsidiaries. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, to the knowledge of Company there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.

          (p) ENVIRONMENTAL LIABILITY.

               (i) Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, to the knowledge of Company, there are no pending or threatened claims, actions or proceedings against Company or Bank relating to:

                    (A) any asserted liability of Company or any of its Affiliates regarding any Real Property (as defined herein) under any Environmental Law (as defined herein), including without limitation, the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

                    (B) any handling, storage, use or disposal of Hazardous Substances (as defined herein) on, under or within any Real Property or any transportation or removal of Hazardous Substances to or from any Real Property;

                    (C) any actual or threatened discharge, release or emission of Hazardous Substances from, on, under or within any Real Property into the air, water, surface water, groundwater, land surface or subsurface strata; or

                    (D) any actual or asserted claims for personal injuries, illness or damage to real or personal property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from, on, under, within or into, or transported from or to, any Real Property.

               (ii) Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, to the knowledge of Company, no Hazardous Substances are present on, under or within any Real Property. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, to the knowledge of Company, no storage tanks used to store any Hazardous Substance have ever been present on or under any Real Property.

               (iii) To the knowledge of Company, except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, Company and its Affiliates have been and continue to be in compliance, in all material respects, with all Environmental Laws related to the ownership, operation, use and occupation of the Real Property.

               (iv) To the knowledge of Company and except as would have a Material Adverse Effect, except as set forth in Section 3.1(p) of the Company Disclosure Schedule, no part of any Real Property has been or is now listed on CERCLIS or the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, as a site containing Hazardous Substances.

               (v) Commerce may obtain at its option and expense on or prior to 90 days following the date hereof an environmental audit ("Environmental Audit") of all the properties and assets of Company and its Subsidiaries classified as other real estate owned or real property owned or leased by Company or its Subsidiaries (the "Properties"). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by Commerce and shall be reasonably satisfactory to Company. Commerce may undertake any investigatory activity to insure the Environmental Audit conforms to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials ("ASTM") or the Standards and Practices for All Appropriate Inquiries published by U.S. EPA at 70 Fed. Reg. 66069. Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall, on or prior to 60 days following completion of the Phase I process, perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Substances exist (A) on or under any of the Properties; (B) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company's or any of its Subsidiaries' ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce. In the event the Environmental Audit discloses the existence of any liability that would have a Material Adverse Effect ("Environmental Liability") for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of (w) noncompliance with any environmental law that would have a Material Adverse Effect, (x) the presence of Hazardous Substances on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company or its Subsidiaries or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, its Subsidiaries or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance at any time located or present on, under or from the Properties, which liability would have a Material Adverse Effect and which liability exists against Company or any of its Subsidiaries or affects in any way that would have a Material Adverse Effect on the Properties or Company's or any of its Subsidiaries' rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from a Material Adverse Effect of such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under
Article VII hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

               (vi) The following terms shall have the indicated meaning:

     "Environmental Law" means any and all applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to the environment, or to any Hazardous Substances.

     "Hazardous Substances" means any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous waste," "infectious waste," "toxic substance," or "toxic pollutants," including without limitation, waste oil, any petroleum product, waste petroleum products, polychlorinated biphenyls ("PCBs"), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

     "Real Property" means all interests in real property of Company or its Subsidiaries, including without limitation, interests in fee, leasehold, interest as mortgagee or secured party, or option or contract to purchase or acquire.

          (q) PROPERTIES. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, Company or its Subsidiaries (i) has good and marketable title to all Real Property owned in fee, and good title to all other properties and assets reflected in the Company Consolidated Financial Statements as being owned by Company or its Subsidiaries or acquired after the date thereof which are material to the business of Company on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet delinquent, (B) liens on assets of Bank securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the Company Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor. Except as set forth in
Section 3.1(q) of the Company Disclosure Schedule, all Real Property owned by Company or its Subsidiaries are owned in accordance in all material respects with all requirements of applicable rules, regulations and policies of the Bank Regulators.

          (r) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by the Agreement, except for the fee to be paid to Stifel, Nicolaus & Company, Incorporated.

          (s) INTELLECTUAL PROPERTY. Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, Company and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Company Intellectual Property") necessary to carry on their business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any such Subsidiary has received any written, or to the Company's knowledge, oral, notice of infringement of or conflict with, and, to the best knowledge of Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on Company.

          (t) INSURANCE. Company has previously delivered to Commerce a list identifying all insurance policies maintained on behalf of Company and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of Company or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of Company and its Subsidiaries are in full force and effect, to the knowledge of Company, Company and its Subsidiaries are not in default thereunder, and all material claims thereunder have been filed in due and timely fashion, and neither Company nor any of its Subsidiaries has received written notice, or to the Company's knowledge, oral notice that any of such material claims have been or will be denied. The insurance policies and bonds maintained by Company and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to Company and its Subsidiaries. Since December 31, 2005, there has not been any damage to, destruction of, or loss of any assets of Company and its Subsidiaries (whether or not covered by insurance) that could have a material adverse effect on Company. Neither Company nor any of its Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of Company or any Company Subsidiary.

          (u) LOANS AND OTHER ASSETS.

               (i) Company has disclosed to Commerce prior to the date hereof the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by Company or any of its Subsidiaries that have been classified by any Bank Regulator, Company's independent auditors, or the management of Company or any Subsidiary of Company as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss", or classified using categories with similar import, and will have disclosed promptly to Commerce and Sub prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date. All such assets or portions thereof classified "Loss", or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. Company regularly reviews and appropriately classifies its and its Subsidiaries' loans and other assets in accordance in all material respects with all applicable legal and regulatory requirements and GAAP. Company has disclosed to Commerce and Sub the amounts and identities of all other real estate owned ("OREO") that has been classified as such as of the date hereof by Company's independent auditors, management of Company or any Bank Regulator and will have promptly disclosed to Commerce and Sub prior to the Closing Date all such assets which will be so classified hereafter and prior to the Closing Date. As of the date hereof and the Closing Date, the recorded values of all OREO on the books of Company and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. Company and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO, including but not limited to taxes, maintenance and repairs as required by GAAP.

               (ii) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of Company and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to Company (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as reserved for in the consolidated statement of financial condition of Company as of December 31, 2005 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Company and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Company and its Subsidiaries.

          (v) LABOR MATTERS. Neither Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (w) INTERNAL CONTROLS AND RECORDS. Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are
(a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with GAAP. Company has made available to Commerce all of Company's and each of its Subsidiaries' written internal policies and procedures which are identified on
Section 3.1(w) of the Company Disclosure Schedule.

          (x) SEC REPORTS. Company's Report on Form 10-K for the year ended December 31, 2005, filed with the SEC does not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Company pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC. Company has delivered to Commerce the following documents: Form 10-K for Fiscal Year Ended December 31, 2005; the Annual Report to Stockholders for such year; and a copy of the Proxy Statement for the 2006 Annual Meeting of Stockholders of Company. Company is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

     3.2 REPRESENTATIONS AND WARRANTIES OF COMMERCE. Commerce and Sub, jointly and severally, represent and warrant to Company as follows:

          (a) ORGANIZATION AND AUTHORITY.

               (i) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Commerce. Commerce has the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the other Transaction Agreements by Commerce and the consummation by Commerce of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the stockholders of Commerce being required to approve this Agreement.

               (ii) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the other Transaction Agreements by Sub and the consummation by Sub of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and by Commerce as the sole stockholder of Sub.

          (b) VALID AND BINDING AGREEMENT; NO VIOLATION. This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.

               (i) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Commerce or any of its Sub in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Commerce of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Commerce or on the ability of Commerce to perform its obligations hereunder or thereunder on a timely basis, or on Commerce's or Sub's ability to own, possess or exercise the rights of an owner with respect to the business and assets of Commerce and its Sub, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and approval of same, (B) the filing by Commerce with the Securities and Exchange Commission (the "SEC") of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC and the Illinois Department of Financial and Professional Regulation, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Illinois of the Articles of Merger.

          (c) CAPITAL STOCK OF COMMERCE. As of December 31, 2005, the authorized capital stock of Commerce consisted of (a) 100,000,000 shares of common stock, $5.00 par value, of which 67,608,906 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, $1.00 par value, of which no shares were issued and outstanding. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

          (d) FINANCIAL STATEMENTS. The consolidated balance sheets of Commerce as of December 31, 2005 and December 31, 2004, the consolidated statements of earnings for the years ended December 31, 2005 and December 31, 2004, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been audited by KPMG LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with GAAP, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business. From December 31, 2005 until the date hereof, there has been no Material Adverse Effect in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

          (e) SEC REPORTS. Commerce's Report on Form 10-K for year ended December 31, 2005, filed with the SEC does not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 2005; the Annual Report to Stockholders for such year; and a copy of the Proxy Statement for the 2005 Annual Meeting of Stockholders of Commerce. Commerce is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

          (f) STATUS OF COMMERCE COMMON STOCK TO BE ISSUED. The shares of Commerce Common Stock into which the Company Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act.

          (g) GOVERNMENTAL REGULATION. Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.

          (h) LITIGATION. There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.

          (i) TAXES. Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local Tax and information returns and Tax Returns due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.

          (j) DEFAULTS. Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce's or any of its subsidiaries' extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

          (k) INFORMATION SUPPLIED. None of the information supplied by Commerce and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1(a)) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement (as defined in Section 5.1(a) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Commerce or Sub shall otherwise consent in writing, which consent shall not be unreasonably withheld) Company agrees that it will and will cause each of its Subsidiaries to carry on the business of Company and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of Company and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Company and each of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Commerce and Sub in writing:

          (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends in an amount per share not greater than, and consistent with the manner and frequency of, dividends paid by Company in the past 12 months and dividends by a wholly owned Subsidiary of Company to Company, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock except in the ordinary course of business consistent with past practice, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of Company or any securities convertible into or exercisable for any shares of such capital stock;

          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock, including a cashless exercise, pursuant to the exercise of stock options pursuant to the Company's stock option plan;

          (c) except as required to perform its obligations under this Agreement, amend or propose to amend its Articles of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;

          (d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to Company, except as required by law or by policies imposed by a Bank Regulator, or (iii) except as set forth in Section 4.1(d) of the Company Disclosure Schedule, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $25,000 as to any one such item or $50,000 as to all such items in the aggregate;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice;

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company), which are material, individually or in the aggregate, to Company, other than in the ordinary course of business consistent with past practice;

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;

          (h) intentionally take or fail to take any action with the intent to cause or create any of the representations and warranties set forth in this Agreement from being or becoming untrue in any material respect, or any of the conditions to the Closing set forth in ARTICLE VI (including without limitation the conditions set forth in Section 6.3(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of Commerce, Sub or Company to obtain any of the Requisite Regulatory Approvals;

          (i) change the methods of accounting of Company or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party's independent auditors;

          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Company Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Company or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of Company or any of its Subsidiaries without obtaining the prior written consent of Commerce and Sub (which consent shall not be unreasonably withheld)) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (ii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) with respect to any Company Benefit Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Company Benefit Plan, (B) a spin-off involving any such Company Benefit Plan, (C) a transfer of assets and/or liabilities from or to any such Company Benefit Plan, or (D) any similar transaction involving any such Company Benefit Plan;

          (k) enter into any contract that would be required to be disclosed on
Section 3.1(i) of the Company Disclosure Schedule or renew or terminate any contract listed in Section 3.1(i) of the Company Disclosure Schedule through any volitional conduct, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

          (l) issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (m) engage or participate in any material transaction or incur or sustain any material obligation in excess of $50,000 individually or $100,000 in the aggregate, not in the ordinary course of business consistent with past practice;

          (n) settle any claim, action or proceeding involving money damages involving a payment by Company or Bank (other than claims paid by an insurance company) in excess of $150,000 in the aggregate for all such matters, or settle any other matter not involving money damages which is material to Company, or settle or waive any individual litigation claim of Company or Bank against a third party in excess of $500,000;

          (o) except as required by GAAP or applicable law or regulation, change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

          (p) relocate or close any branch or loan production office;

          (q) enter into any securitization or similar transactions with respect to any loans, leases or other assets of Company or any of its Subsidiaries;

          (r) take any action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

          (s) make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons) which would be graded "OAEM" under Bank's rating system or in an amount greater than $250,000 other than renewals of existing loans or commitments to loan;

          (t) purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three (3) years from the date of purchase;

          (u) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans, assets or participations therein in the ordinary course of business,

          (v) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

          (w) make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of Company or its Subsidiaries, other than renewals of existing loans or commitments to loan, without giving Commerce five days' notice in advance of Company's or its Subsidiary's approval of such loan or extension of credit or commitment relating thereto;

          (x) make any adjustments to Bank's loan loss reserve account except for increases to such account and appropriate charge-offs and recoveries following its normal historical practices; or

          (y) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

          (z) take or cause to be taken any action which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

     4.2 COOPERATION WITH COMMERCE.

          (a) Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted reasonable access during regular business hours to all properties, books, records, contracts and documents of Company and its Subsidiaries, reasonably requested by Commerce. Company shall furnish to Commerce and its authorized representatives all information with respect to the affairs of Company and its Subsidiaries as Commerce may reasonably request. During such period, Company shall (and shall cause each of its Subsidiaries to) make available to Commerce and Sub and their representatives and advisors, as reasonably requested, a copy of each report, schedule, registration statement and other document filed or received by Company during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product). Commerce and Sub will hold any such information with respect to Company and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated September 26, 2005 between Company and Commerce (the "Confidentiality Agreement"). No investigation by Commerce or Sub shall affect the representations and warranties of Company. In addition, Commerce shall be permitted to conduct a reasonable verification of trust assets.

          (b) Company and its Subsidiaries shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company's stockholders under applicable law, as advised by outside counsel, prohibits the taking of such action (i) Company and its Subsidiaries shall give reasonable notice to Commerce of any meeting of the Board of Directors of the Company, together with a copy of the agenda for each such meeting and, following such meeting, a copy of the minutes from such meeting; and (ii) Company and its Subsidiaries shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or its Subsidiaries. Upon the written consent of the Company (which consent cannot be unreasonably withheld), Commerce may request in writing to attend as an observer any meetings of the Board of Directors of Company. Notwithstanding the foregoing, Company has the right to withhold its consent if the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company's stockholders under applicable law, as advised by outside counsel, prohibits the taking of such action.


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

          (c) Company shall reasonably cooperate, subject to applicable laws, with Commerce in taking those planning actions necessary for a smooth the transition to procedures and formats used by Commerce as of the Effective Time, including, but not limited to, lending, accounting, compliance, human resources, systems and training processes. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.

     4.3 COVENANTS OF COMMERCE AND SUB.

          (a) REGULATORY APPROVALS. Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein. Commerce and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

          (b) INFORMATION. Commerce and Sub shall provide such information and answer such inquiries as Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

          (c) EMPLOYEE BENEFITS. Employees of Company and its Subsidiaries shall be eligible to participate in all Commerce welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with Company and its Subsidiaries shall be counted as service with Commerce. Continuous coverage under Company or Subsidiary health plan through the Effective Time shall count as coverage under the Commerce health plan. With respect to Employees of Company and its Subsidiaries, Commerce shall, in connection with administering its welfare benefit plans, waive waiting periods to the extent waived or otherwise satisfied under any similar Employee Plan maintained or contributed to by the Company prior to the Effective Time. For purposes of Commerce's Participating Investment Plan, Commerce will recognize all service with the Company for purposes of eligibility, and all Company participants in Commerce's Participating Investment Plan shall be 100% vested.

     4.4 TAX-FREE REORGANIZATION TREATMENT.

          (a) Pursuant to the terms of this Agreement, Commerce and Sub shall cause the Merger to qualify, and will not take any action either prior to or after Closing which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code.

          (b) Commerce represents and covenants, solely for tax purposes, now, and as of the Closing Date, the following: (i) prior to the Merger, it will be in "control" of Sub within the meaning of Section 368(c) of the Code; (ii) it has no present plan or intention to and will not for a period of 24 months following the Closing liquidate Sub or merge Sub into another corporation, or sell, distribute or otherwise dispose of the Sub stock, except for transfers of stock described in Section 368(a)(2)(C) of the Code or Treasury Regulation
Section 1.368-2(k), or cause Sub to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Treasury Regulation

Section 1.368-2(k); and (iii) that it presently intends to and will for a period of at least 24 months following the Closing continue the Company's historic business or use a significant portion of Company's business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d), provided, however, that Sub may engage in a transaction otherwise prohibited under this Section 4.4(b) if Commerce receives an opinion of competent counsel that the transaction will not adversely affect the treatment of the Merger as a reorganization under section 368 of the Code.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 REGULATORY MATTERS.

          (a) REGISTRATION STATEMENT AND PROXY STATEMENT. Commerce shall promptly and as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger (the "Registration Statement"). Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement for the special stockholders' meeting of Company to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing. Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws. If necessary, in light of developments occurring subsequent to the filing of the Registration Statement, Company shall mail or otherwise furnish to its stockholders such amendments or supplements to the Registration Statement materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Registration Statement materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least two years from the date of the conversion of shares described in Section 2.2 hereof, Commerce shall make available "adequate current public information" within the meaning of and as required by paragraph
(c) of Rule 144 adopted pursuant to the Securities Act.

          (b) STATE SECURITIES LAWS. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

          (c) INDEMNIFICATION. Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Registration Statement, (including the Proxy Statement), or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock.

          (d) GOVERNMENTAL ENTITY COMMUNICATIONS. Commerce, Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 6.1(b)) will not be obtained or that the receipt of any such approval will be materially delayed.

     5.2 STOCKHOLDERS' MEETINGS.Company shall call a meeting of its stockholders as soon as is reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of voting upon the adoption of this Agreement. Company will, through its Board of Directors, recommend to its stockholders adoption of this Agreement unless the Board of Directors of Company determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by Company's Board of Directors under applicable law. In addition, nothing in this
Section 5.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Company of information that is required to be disclosed in the Proxy Statement, or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of Company may then be traded.

     5.3 LEGAL CONDITIONS.

          (a) Each of Company, Commerce and Sub shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of Company, Commerce and Sub will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

          (b) Subject to applicable law, each of Company, Commerce and Sub agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinion referred to in Section 6.2(i).

     5.4 PLAN TERMINATION. Company's 401(k) Plan shall be terminated by Company pursuant to the appropriate corporate action undertaken prior to the Closing Date, which termination shall be effective immediately prior to the Closing Date and shall be contingent upon receipt of a determination from the Internal Revenue Service that such termination does not adversely affect the qualified status of the Plan. If a favorable Internal Revenue Service determination letter is received, then the 401(k) Plan accounts shall be distributed pursuant to the Plan.

     5.5 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.6 FEES AND EXPENSES. Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, including fees and expenses of its own financial advisors, accountants and counsel, all printing, filing, mailing and other incidental fees. Commerce will bear and pay all costs and expenses related thereto associated with the Registration Statement and the Proxy Statement.

     5.7 COOPERATION. During the period from the date of this Agreement to the Effective Time, subject to applicable law, each of Company, Commerce and Sub shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Company or Commerce or Sub, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein, (ii) cause each Subsidiary of Company and Commerce and Sub that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and (iii) coordinate with the other the declaration of any dividends in respect of Commerce Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Commerce Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Commerce Common Stock and/or Company Common Stock and any shares of Commerce Common Stock any such holder receives in exchange therefor in the Merger.

     5.8 ADVICE OF CHANGES. Commerce, Sub and Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a Material Adverse Effect on it or constitutes a material breach of any of its representations, warranties or covenants contained herein.

     5.9 DISSENTERS' RIGHTS. Company shall include in the notice of stockholder's meeting required by Section 5.2 hereof a description of appraisal rights as contained in Section 11.70 of the IBCA.

     5.10 ACQUISITION TRANSACTIONS. Company and each Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to directly or indirectly, (i) solicit or initiate any proposals or offers relating to any acquisition or purchase of all or a material amount of the assets of, or all or any material amount of the securities, of, or any merger, consolidation or business combination with, Company or any Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction. Notwithstanding the foregoing, nothing in this Section 5.10 shall restrict or prohibit (x) any disclosure by Company that is required in any document to be filed with the SEC after the date of this Agreement, (y) any disclosure that, in the written opinion of counsel to the Board of Directors of Company, is otherwise required by applicable law, or (z) prior to the meeting at which Company Stockholder Approval is sought, consideration and participation in discussions and negotiations regarding, and furnishing to any other Person any information with respect to, a bona fide proposal for an Acquisition Transaction received by Company if the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties. Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company shall notify Commerce promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company or any Subsidiary.

     5.11 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) The Surviving Corporation shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of Company and its Subsidiaries after the Effective Time against all damages in connection with any action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Missouri Law.

          (b) With respect to all persons who are currently covered by Company's directors' and officers' liability insurance, or will become covered by such insurance prior to the Effective Time, the Surviving Corporation shall maintain in effect for a period of not less than three years following the Effective Time directors' and officers' liability insurance in an amount not less than the current coverage with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend under this Section 5.11(b) more than an aggregate of 120% of the current annual premium expended by

Company to provide such coverage (the "Maximum Premium Amount"). In the event the Surviving Corporation would be required to expend more than the Maximum Premium Amount to provide such coverage, it shall maintain under this Section 5.11(b) the greatest amount of such insurance which it can obtain for the Maximum Premium Amount.

     5.12 RETENTION OF EARNINGS. Between the date of this Agreement and the Closing, Company agrees that all Bank earnings shall be retained by Bank, except for dividends permitted by Section 4.1(c) and expenses relating to the transaction contemplated by this Agreement, such as legal and advisory fees.

     5.13 CERTAIN FINANCIAL STATEMENT ADJUSTMENTS. Prior to Closing, Company agrees to make such pre-closing adjustments to its stub financial statements as shall be reasonably requested by Commerce to implement consistent accounting policies as between Company and Commerce (the "Requested Adjustments") provided that such Requested Adjustments should not be taken into account in the calculation of the Company's stockholders' equity or the Company's loan loss reserve referenced in Section 6.2(f). In the event that this Agreement is terminated pursuant to Section 7.1 and Company is not able to reverse such Requested Adjustments, Commerce agrees to reimburse Company for any loss or expense incurred as a result of such Requested Adjustments.

     5.14 FORM S-3 REGISTRATION STATEMENT. Prior to or at the Closing Date, Commerce shall prepare and file a registration statement on Form S-3 with respect to the Commerce Common Stock issued to the "affiliates" (as defined in Rule 145 and Rule 405 adopted under the Securities Act and as set forth in
Exhibit 5.14) of the Company covering the resale of the Commerce Common Stock by such affiliates of the Company. Commerce shall use its reasonable efforts to cause such registration statement on Form S-3 to be declared effective, and to keep such registration statement effective until one year following the Effective Time. To the extent any affiliate of the Company shall have requested in writing to Commerce not to be included in such registration statement, the Common Commerce Stock certificates received by such affiliate shall contain applicable legends regarding compliance with Rule 145 of the Securities Act.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

          (b) OTHER APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity which are set forth in Section 6.1(b) of the Company Disclosure Schedule (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

          (d) REGISTRATION STATEMENT. The Registration Statement shall become effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     6.2 CONDITIONS TO OBLIGATIONS OF COMMERCE AND SUB. The obligation of Commerce and Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Commerce and Sub:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its President and Chief Executive Officer to such effect.

          (b) PERFORMANCE OF OBLIGATIONS. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its any executive officer to such effect.

          (c) CORPORATE ACTION. Commerce and Sub shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Company and of the holders of the Company Common Stock authorizing the execution, delivery and performance by Company of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Company.

          (d) MATERIAL ADVERSE EFFECT. Except as disclosed to Commerce and Sub in writing prior to the date hereof, no Material Adverse Effect upon Company shall have occurred since December 31, 2005 and Company shall not be a party to, or to the Company's knowledge, threatened with, and to Company's knowledge there is no factual basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which in the reasonable judgment of Commerce and Sub, could have a Material Adverse Effect upon

Company, and Commerce and Sub shall have received a certificate signed on behalf of Company by its President and Chief Executive Officer to such effect.

          (e) CLOSING DOCUMENTS. Commerce and Sub shall have received from Company such certificates and other customary closing documents as counsel for Commerce shall reasonably request.

          (f) FINANCIAL MEASURES. On the Closing Date, Company's stockholders' equity shall not be less than $35,616,000 (excluding adjustments for (i) the effect of FASB 115, including the effect of fluctuations in Bank's securities portfolio, (ii) the effect of FASB 123R, including any effects of expensing stock options and (iii) any effects due to all existing non-qualified retirement, split dollar life insurance deferred compensation and salary continuation agreements) and the Company's loan loss reserve shall not be less than $2,002,000, all as determined on the basis of GAAP.

          (g) TAX REPRESENTATIONS. The Chief Executive Officer and Chief Financial Officer of the Company shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in paragraph (i) below.

          (h) DISSENTING STOCKHOLDERS. Company Dissenting Shares shall not constitute more than 25% of the outstanding shares of Company Common Stock on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this subsection unless it commits to provide the Surviving Corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.

          (i) TAX OPINION. Commerce shall have received the opinion of Blackwell Sanders Peper Martin LLP, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that the Merger will be a reorganization within the meaning of section 368(a) of the Code.

          (j) CANCELLATION OF UNEXERCISED OPTIONS. Company will have taken all necessary corporate action to cause the cancellation, effective as of the Closing Date, of all outstanding options under the Company's stock option plans which remain unexercised at the Closing Date.

          (k) OPINION OF COUNSEL. Commerce shall have received an opinion of Bryan Cave LLP dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit 6.2(k) hereto.

          (l) NON-COMPETITION AGREEMENTS. Commerce shall have entered into non-competition agreements with each of Harry E. Cruncleton and Terry W. Schaefer substantially in the form attached hereto as Exhibit 6.2(l).

          (m) 409A COMPLIANCE. Company shall have amended all contracts or agreements, plans or arrangements by Company or any of its Subsidiaries covering any person to comply with the proposed regulations under Code Section 409A.

          (n) INSURABLE INTEREST OPINION. Commerce shall have received the opinion of counsel selected by Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that all split dollar agreements maintained by Company and/or the Bank, and the life insurance contracts maintained thereunder, comply with the insurable interest rules under Illinois law.

          (o) CONSENTS OF INSURED EMPLOYEES. Company and Bank shall have obtained all necessary executed consent agreements from all employees for life insurance which has been obtained for the benefit of Company or Bank and shall have furnished Commerce with copies of the same.

     6.3 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Commerce and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

          (b) PERFORMANCE OF OBLIGATIONS. Commerce and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

          (c) CORPORATE ACTION. Company shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Commerce and Sub authorizing the execution, delivery and performance by Commerce and Sub of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Commerce and Sub.

          (d) TAX OPINION. Company shall have received, at Commerce's expense, an opinion of Blackwell Sanders Peper Martin LLP, addressed to Company and its stockholders and in form and substance reasonably satisfactory to Company and Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.

          (e) MATERIAL ADVERSE EFFECT. Except as disclosed to Company in writing prior to the date hereof, no Material Adverse Effect upon Commerce or Sub shall have occurred since December 31, 2005 and Commerce or Sub shall not be a party to, or to Commerce's and Sub's knowledge, threatened with, and to Commerce's and Sub's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any governmental agency, which in the reasonable judgment of Company, could have a

Material Adverse Effect upon Commerce or Sub, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

          (f) CLOSING DOCUMENTS. Company shall have received from Commerce and Sub such certificates and other customary closing documents as counsel for Company shall reasonably request.

          (g) FAIRNESS OPINION. Company shall have received a written opinion of Stifel, Nicolaus & Company, Incorporated, dated as of a date which is reasonably proximate to the date hereof, to the effect that, as of such date, the consideration to be received by the holders of the Company Common Stock in the Merger is fair to the holders of the Company Common Stock from a financial point of view.

          (h) OPINION OF COUNSEL. Company shall have received an opinion of Blackwell Sanders Peper Martin LLP dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set forth in Exhibit 6.3(h) hereto.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the stockholders of Company:

          (a) by mutual consent of Commerce, Sub and Company in a written instrument;

          (b) by either Commerce, Sub or Company (i) upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) if any Governmental Entity of competent jurisdiction shall have issued an order in connection with the transactions contemplated hereby imposing a condition of restriction that would reasonably be expected to have a Material Adverse Effect on Commerce, Sub or the Surviving Corporation, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses
(i) or (ii) shall have expired without such appeal or petition being granted;

          (c) by either Commerce, Sub or Company if the Merger shall not have been consummated on or before December 31, 2006; provided that if the Merger shall not have been consummated on or before such date, such termination date may be extended by up to 60 days thereafter (i) at the election of the non-breaching party, if the Merger shall not have been consummated due to the volitional breach of any material representation, warranty or covenant in this Agreement by Commerce, Sub or Company, or (ii) at the election of the party who has requested any Requisite Regulatory Approval, in the event that the Merger shall not have been consummated due to the fact that any such Requisite Regulatory Approvals shall not yet have been received;

          (d) by Commerce or Sub in the event of a breach by Company of any representation, warranty or covenant contained in this Agreement, which breach
(i) either is not cured within 45 days after the giving of written notice to Company, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

          (e) by Company in the event of a breach by Commerce or Sub of any representation, warranty or covenant contained in this Agreement, which breach
(1) either is not cured within 45 days after the giving of written notice to Commerce and Sub or is of a nature which cannot be cured prior to the Closing and (2) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

          (f) (i) by Company, Commerce or Sub if, in accordance with Section 5.2, the Board of Directors of Company fails to recommend adoption of this Agreement by the stockholders of Company, or amends or modifies such recommendation in a manner materially adverse to Commerce or Sub or withdraws such recommendation to the stockholders of Company;

               (ii) by Company if the condition set forth in Section 6.3(g) is not satisfied;

          (g) by Commerce, Sub or Company, if the Company Stockholder Approval shall not have been obtained at a duly held meeting of stockholders of Company held for such purpose or at any adjournment, postponement or continuation thereof;

          (h) (i) by Commerce or Sub in the event there has been a change, or, to the knowledge of Company and its Subsidiaries, any event involving a prospective change, in the business, financial condition, results of operations or prospects of Company or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Company; provided, however, that termination pursuant to this subsection (i) shall be effective 45 days after the giving of written notice to Company if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (i) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to the Closing; and

               (ii) by Company in the event there has been a change, or, to the knowledge of Commerce and its Subsidiaries, any event involving a prospective change, in the business, financial condition, results of operations or prospects of Commerce, Sub or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Commerce or Sub; provided, however, that termination pursuant to this subsection (ii) shall be effective 45 days after the giving of written notice to Commerce and Sub if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (ii) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to Closing;

          (i) by Commerce or Sub if the Commerce Stock Price is greater than $61.69; and

          (j) by Company if the Commerce Stock Price is less than $41.69.

In each case of (i) and (j) above, such Common Stock Price shall be adjusted for any stock split, stock dividends, recapitalization or other adjustment pertaining to or affecting the Common Stock prior to the Effective Time.

     7.2 EFFECT OF TERMINATION. Termination of this Agreement shall not terminate or affect the obligations of the parties under Section 5.6 or otherwise to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party's information pursuant to Section 4.1 or the provisions of this Section 7.2 or of Section 8.2 or 8.6, and shall not affect any agreement after such termination. The parties agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties or their respective officers or directors from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties willful breach of its covenants, agreements, representations or warranties hereunder, except to the extent expressly provided herein.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of Company, but after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. No investigation by Commerce, Sub or Company made before or after the date hereof shall affect the representations and warranties which are contained in this Agreement; provided that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants and agreements that by their terms are to survive or be performed, in whole or in part, after the Effective Time; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Commerce, Sub or Company (or any director or officer thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either Commerce, Sub or Company, the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by Commerce, Sub and Company of the transactions contemplated herein.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  if to Company, to:

               West Pointe Bancorp, Inc.
               5701 Main Street
               Belleville, Illinois 62226
               Attention: Terry W. Schaefer
               Fax: (618) 234-8573

               with a copy to:

               Bryan Cave LLP
               One Metropolitan Square, Suite 3600
               St. Louis, Missouri 63102-2750
               Attention: John M. Welge, Esq.
               Fax: (314) 552-8545

               and

               Bryan Cave LLP
               One Metropolitan Square, Suite 3600
               St. Louis, Missouri 63102-2750
               Attention: Daniel C. Nester, Esq.
               Fax: (314) 552-8555

          (b)  if to Commerce or Sub, to:

               Commerce Bancshares, Inc.
               8000 Forsyth Boulevard
               Clayton, Missouri 63105
               Attention: A. Bayard Clark
               Fax: (314) 746-3039
               with a copy to:

               Commerce Bancshares, Inc.
               1000 Walnut - 16th Floor
               Kansas City, Missouri 64106
               Attention: J. Daniel Stinnett, Esq.
               Fax: (816) 234-2333

               and

               Blackwell Sanders Peper Martin LLP
               4801 Main Street, Suite 1000
               Kansas City, Missouri 64112
               Attention: Dennis P. Wilbert, Esq.
               Fax: (816) 983-8080

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. No current or former employee of Company, Commerce, Sub, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan maintained by the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates).


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

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the principles of conflicts of law.

     8.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.9 PUBLICITY. Commerce, Sub, Bank, and Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Commerce, Sub and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Company and its Subsidiaries shall (a) consult with Commerce and Sub regarding communications related to the transactions contemplated hereby, including to customers, stockholders and employees, (b) provide Commerce and Sub with stockholders lists of Company and (c) allow and facilitate certain contact as determined in Company's sole discretion by Commerce and Sub with stockholders of Company and other prospective investors.

      [Remainder of page left intentionally blank; signature page follows]


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

     IN WITNESS WHEREOF, Commerce, Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

                                        COMMERCE BANCSHARES, INC.


                                        By: /s/ A. Bayard Clark
                                            ------------------------------------
                                        Name: A. Bayard Clark
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        CBI-KANSAS, INC.


                                        By: /s/ A. Bayard Clark
                                            ------------------------------------
                                        Name: A. Bayard Clark
                                        Title: Vice President


                                        WEST POINTE BANCORP, INC.


                                        By: /s/ Terry W. Schaefer
                                            ------------------------------------
                                        Name: Terry W. Schaefer
                                        Title: President and Chief Executive
                                               Officer


                                        By: /s/ Harry E. Cruncleton
                                            ------------------------------------
                                        Name: Harry E. Cruncleton
                                        Title: Chairman of the Board


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